2019 Interim CEO Performance Incentive Plan

Section		Description
1	Approval	This 2019 Interim CEO Performance Incentive Plan (this “Plan”) has been approved by the Nominating and Corporate Governance/ Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of NTN Buzztime, Inc. (the “Company” or “Buzztime”). This Plan may be changed or modified at any time at the discretion of the Committee.

2	Effective Date	September 17, 2019 (the “Effective Date”)

3	Eligibility	The sole employee of the Company eligible to participate in this Plan is Allen Wolff, the Company’s interim chief executive officer (“Wolff” or “Participant”). Only Wolff may earn incentive compensation under this Plan. Additionally, Wolff must confirm he read, understood, and agrees to abide by the term and conditions in this Plan and in his Personal Incentive Memo. This Plan is in addition to any other contractual agreement or incentive plan to which Wolff is a party or in which he participates.

4	Plan Design

(1) Prerequisites to Earning Incentive Compensation

To earn incentive compensation under this Plan, subject to provisions of Section 6, the following criteria must be satisfied: (a) this Plan must be funded, based on the achievement of the Corporate Goals during the periods specified herein; and (b) Participant must be employed by Buzztime on the applicable Payout Date.

(2) Performance Goals

The Performance Goals are as follows:

A.	The Company must retain certain key employees to be determined by the Committee through at least the six-month anniversary of the Effective Date (the “Key Employee Retention Goal”).

B.	The Company must have a target amount of unrestricted cash, as determined and approved by the Committee, as of the six-month anniversary of the Effective Date, (the “Cash Target Goal”).

C.	The Company must meet target sales with respect to its Buzztime Basic product offering, as determined and approved by the Committee, by March 31, 2020 (the “Buzztime Basic Goal”).

(3) Target Payout Amount

For the achievement each Performance Goal, the Company will grant to Wolff such number of shares of the Company’s common stock (the “Performance Shares”) equal to $20,000 divided by the closing price per share of the Company’s common stock on the date of grant. For the avoidance of doubt, if all three of the Performance Goals are achieved, Mr. Wolff will be granted an aggregate of $60,000 worth of Performance Shares, based on the closing price per share of the Company’s common stock on each grant date.

The Performance Shares will be granted under, and be subject to, the Company’s 2019 Performance Incentive Plan (the “2019 PIP”) and any Performance Shares granted will be evidenced by and subject to a stock award agreement to be entered into between the Company and Mr. Wolff. Upon grant, the Performance Shares will be fully vested.

The Performance Shares will be adjusted when warranted pursuant to Sections 5 and 6.

(4) Performance Determination

The Committee will determine, in its sole discretion, whether the Performance Goals are achieved.

Notwithstanding anything to the contrary herein and to the extent not prohibited by law, in the event that a Change in Control (as defined in the 2019 PIP) is expected to occur, the Committee may, in its sole discretion, determine to grant all or a portion of the Performance Shares regardless of the extent to which the Performance Goals are achieved as of such time. If the Committee exercises its discretion to so grant all or a portion of the Performance Shares, the number of Performance Shares to be granted will be determined by dividing (A) a dollar amount to be determined by the Committee between $1.00 and $60,000.00 by (B) the closing price per share of the Company’s common stock on the date of grant. The Committee may determine to grant such Performance Shares contingent on, and effective as of immediately before, the closing of the Change in Control transaction.

5	Payout Details

Payout Date(s): Subject to Section 8 (Company Management Rights), and provided all the of prerequisites to earning incentive compensation are met pursuant to Section 4 (Plan Design), the Performance Shares for each of the three Performance Goals will be granted as soon as practicable after the Committee determines that the applicable Performance Goal is achieved but no later than (A) with respect to the Key Employee Retention Goal and the Cash Target Goal, the 10th business day after the six month anniversary of the Effective Date; and (B) with respect to the Buzztime Basic Goal, the 10th business day after March 31, 2020 (the date on which the Performance Shares are actually granted, the “Payout Date”).

Plan Administration and Interpretation: This Plan shall be administered and interpreted by the Committee in its sole discretion. The Committee must approve any exceptions to the term and conditions of this Plan.

Notwithstanding the generality of the foregoing, the Committee also has sole discretion to determine the impact of any merger, acquisition or similar transaction or of any activities related thereto and/or of investments made beyond the core business of the Company as they relate to this Plan.

401k deferrals: In accordance with the NTN Buzztime, Inc. 401k Plan, no 401k deductions will be withheld from incentive (“bonus”) wages.

Taxes: Payments under this Plan are in addition to Wolff’s base salary and are included as total cash compensation and, as such, recorded on his W-2 (or applicable country statement) statement of wages. Such payments are considered taxable income and are reported as Gross Income (not “after taxes”). Wolff will have all appropriate payroll taxes and withholdings deducted from these payments at the IRS supplemental tax rate. Deductions from a payout in the form of shares of common stock shall be governed by the 2019 PIP (or any successor long-term incentive plan), and the applicable grant documentation, if any

6	Effect of Termination and Disciplinary Action

Effect of Termination of Employment: Wolff must be employed on the Payout Date(s) to earn the Performance Shares. If he voluntarily resigns from employment prior to a Payout Date or if Buzztime terminates his employment prior to a Payout Date, no Performance Shares are earned.

Effect of Disciplinary Action: If Wolff is under disciplinary action (any level of performance counseling, warning and/or performance improvement plan), he will be ineligible to participate in this Plan. If upon reevaluation, however, he is released from disciplinary action, he will at that same time resume eligibility under this Plan and may be eligible to receive a prorated incentive amount that excludes the period of time he/she was under disciplinary action.

7	At Will Employment	Employment with Buzztime is at-will. This means that just as Participant is free to resign at any time, Buzztime reserves the right to discharge a Participant at any time, with or without cause or advance notice. In connection with the “at-will” employment relationship, Buzztime also reserves the right to exercise its managerial discretion in reassigning, transferring, promoting or demoting an employee, at any time. Participation in this Plan does not guarantee continued employment for any particular period of time or otherwise change Buzztime’s policy of employment at-will.

8	Company Management Rights	Buzztime reserves the right to amend or terminate this Plan, at any time, at the Committee’s discretion, with or without advance notice. Any amendments to this Plan will be in writing and approved by the Committee. If this Plan is amended or terminated prior to March 31, 2020, Participant will be paid, according to any amending or terminating documents. This Plan will automatically terminate at March 31, 2020, except that the payout provisions will continue in effect until satisfied.

Acknowledgement

Your signature below indicates that you have read, understood, and agreed to the 2019 Interim CEO Performance Incentive Plan, which includes the preceding 2 pages and the Personal Incentive Memo for your position. Information contained in these documents is strictly confidential and shall under no circumstances be shared with other employees of NTN Buzztime or with anyone outside the Company without the express consent of the Director of Human Resources of the Company unless required to do so under Sarbanes Oxley Act or the Securities Exchange Commission.

Date:	September 17, 2019	/s/ Allen Wolff
Allen D. Wolff